                                                                    EXHIBIT 10.1

                            Amendment Number 1 to the

                Automatic Variable Annuity Reinsurance Agreement
                         (Referred to as the Agreement)

                                     Between

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                                of Largo, Florida
                         (referred to as the Reinsured)

                                       and

                       WMA LIFE INSURANCE COMPANY LIMITED
                              of Hamilton, Bermuda
                         (referred to as the Reinsurer)


                            Effective January 1, 1999


Article II, DEFINITIONS, "Recapture Fee", "Reinsurance Fee" and "Reinsurance Fee Accrual Rate", is added to read as follows:

         "RECAPTURE FEE" is that amount the Reinsured agrees to pay the Reinsurer if it elects to recapture Reinsured Policies.

         "REINSURANCE FEE" is an amount due and payable to the Reinsured on any amount not otherwise paid and settled within two (2) weeks after receipt by Reinsurer of the quarterly report, from its respective calendar quarter-end to the date such amount is paid and settled.

         "REINSURANCE FEE ACCRUAL RATE" means an effective annual rate of nine percent (9%).

Article III, LIABILITY, Paragraphs 3 and 4, are revised to read as follows:

3. On an ongoing basis the liability of the Reinsurer, reinsurance premiums, benefits and other items due to or from each party shall be accounted for on the basis of the quarterly reports prepared by the Reinsured in the form of Schedules C1 and C2 and sent to Reinsurer via facsimile transmission or such other medium mutually acceptable to both parties. Also included will be any adjustments made necessary by changes in reinsurance effective during the previous quarter, or changes due to any agreed upon errors on a previous report.

         During 1999, payment of any amount due to be paid by the Reinsurer or the Reinsured shall be determined on a net basis and shall be paid, in United States currency, (i) not later than December 30, 1999, for settlement with regard to Reinsured Policies issued after December 31, 1998 and before October 1, 1999, including any applicable Reinsurance Fee, and (ii) within two (2) weeks after receipt by Reinsurer of the quarterly report for all other Reinsured Policies. During year 2000 and thereafter, payment of any amount due to be paid by the Reinsurer or the Reinsured shall be paid within two (2) weeks after receipt by Reinsurer of the quarterly report for all Reinsured Policies.

4. The settlement, as shown in Schedule C1 and C2 will include interest on premiums received, net transfers, mortality and expense charges, and asset based allowances as shown in Schedule E1, and interest on commission and expense allowances, and interest on benefits from the Fixed Account, as shown in Schedule D1 accruing from the fifteenth
         (15th) of the month to the end of its respective calendar quarter. The interest rate(s) used will be the Settlement Interest Rate of the month named on the Schedules D1 and E1. A Reinsurance Fee shall accrue, at the Reinsurance Fee Accrual Rate, on any amount not settled within two
         (2) weeks after receipt by Reinsurer of the quarterly report, from its respective calendar quarter-end to the date such amount is paid and settled.

Article XII, REINSURANCE RESERVES, Paragraph's 6 and 7, are revised to read as follows:

6. The Letter(s) of Credit in favor of the Reinsured will be an amount which:

         (i) through December 30, 1999, must equal or exceed the reinsurance credits taken or reasonably estimated to be taken by the Reinsured in connection with this Agreement under
                  Exhibit 8, and under Exhibit 11, Part 1, Column 4, Line 4c, and any other liabilities held for the Reinsured Policies issued prior to January 1, 1999, and reported on the Reinsured's statutory financial statements; and

         (ii) after December 30, 1999, must equal or exceed the reinsurance credits taken or reasonably estimated to be taken by the Reinsured in connection with this Agreement under Exhibit 8, and under Exhibit 11, Part 1, Column 4, Line 4c, and any other liabilities held for the Reinsured Policies, and reported on the Reinsured's statutory financial statements.

         Subject to the approval of the State of Ohio Department of Insurance, the amount of the Letter of Credit may be reduced by the quota share percentage of the excess of the Separate Account Value over the Separate Account Statutory Reserve. Should the reinsurance credit not be allowed, as a result of this reduction in any applicable jurisdiction, the Letter of Credit will be restored to the value that it would have been without this reduction.

7. The Letter(s) of Credit shall be substantially in the form set forth in Exhibit B or in such other form as the Ohio Insurance Department or other applicable state Insurance Department may require or permit. The terms of the Letter(s) of Credit shall provide that: it is not conditioned on the delivery of any other documents or materials; it is irrevocable without the consent of the Reinsured; it is automatically renewable as provided in Exhibit B; and its initial term is for a period of not less than one (1) year. Such Letter(s) of Credit may be drawn upon at any time, notwithstanding any other provisions in this Agreement, but shall be utilized by the Reinsured or its successors only for one or more of the following reasons:

         (i) through December 30, 1999, to fund an account on behalf of the Reinsured in an amount at least equal to the deduction, for reinsurance ceded, from the Reinsured's reserves and liabilities for Reinsured Plans issued prior to January 1, 1999, as specified in Paragraph 6 of this Article; and

         (ii) after December 30, 1999, to fund an account on behalf of the Reinsured in an amount at least equal to the deduction, for reinsurance ceded, from the Reinsured's reserves and liabilities for all Reinsured Plans, as specified in Paragraph 6 of this Article; and

         (iii) to pay any other amounts the Reinsured claims are due under this Agreement.


Article XIV, RECAPTURE, Paragraph 1, is revised to read as follows:


         1. With the exception of the provision in Article IX, Annuitization, business reinsured under this Agreement will not be eligible for recapture, except the Reinsured reserves the right to recapture:

                  (i) any business that has been in force thirty-five (35) years after the policy issue date; or

                  (ii) Reinsured Policies issued from January 1, 1999, through September 30, 1999 if (a) the Reinsured provides the Reinsurer a ten (10) day notice of recapture by December 20, 1999, and (b) the Reinsurer fails to settle and pay amounts due, including applicable Reinsurance Fees, with regard to such policies upon the latter of December 30, 1999, or ten
                           (10) days following notice thereof. Upon recapture in accordance with this provision, the Reinsured must pay the Reinsurer a Recapture Fee equal to the settlement amounts due the Reinsured, including applicable Reinsurance Fees; the Reinsured may offset the Recapture Fee against amounts due with regard to the recaptured business.

                  Furthermore, should a state regulatory body rule that this Agreement is not valid for any reason, and there is no remedial action available to correct the situation, the Reinsured reserves the right to recapture that portion of the business that was reinsured. Any adjustment in values as a result of recapture will be agreed upon at the time of the recapture. If agreement cannot be reached, any claims will be settled in accordance with the provision of Article XVII, Arbitration.

                                 *  *  *  *  *

         Except as expressed herein, all terms, covenants and provisions of the Automatic Variable Annuity Reinsurance Agreement not in conflict with the provisions of this amendment shall remain unaltered and in full force and effect.

         In witness of the above, the Reinsured and the Reinsurer, by their respective officers have executed this amendment in duplicate at the dates and places indicated and shall be effective as of January 1, 1999.

         WESTERN RESERVE LIFE                   WMA LIFE INSURANCE
         ASSURANCE CO. OF OHIO                  COMPANY LIMITED


         at      St. Petersburg, Fl             at  Duluth, Georgia
             -----------------------------          ---------------------
         on      November 12 , 1999.          on     November 15       , 1999.
             ------------------                     ---------------------



         By:   /s/ Larry Kirkland               By:  /s/ Edward F. McKernan
             -----------------------------          ----------------------------
         Title:  VP and Managing Actuary        Title: Vice President


         By:  /s/ Alan Yaeger                   By:  /s/ Thomas W. Montgomery
             -----------------------------          ----------------------------
         Title:  EVP                            Title: Vice President